UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 20, 2009

Good Times Restaurants Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

601 Corporate Circle, Golden, Colorado 80401

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (303) 384-1400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02        Results of Operations and Financial Condition.

On January 23, 2009, Good Times Restaurants Inc. (the "Company") reported that its same store sales for the first fiscal quarter ended December 31, 2008 declined 14.8% compared to an increase of 11.6% for the quarter ended December 31, 2007.  This decline in same store sales resulted from a lack of media advertising by the Company during the quarter as it prepares for a new television advertising campaign, deep discounting of product prices by its major competitors, and a decline in consumer spending due to the widespread adverse economic conditions.

The Company also reported that on January 20, 2009 it determined that as of December 31, 2008 the Company was not in compliance with certain financial condition covenants in the Credit Agreement dated as of April 18, 2007 (the "Credit Agreement") between the Company and Wells Fargo Bank, National Association (the "Bank").  Further information about this matter is set forth under Item 2.04 below.

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

            As previously reported by the Company in its Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008 filed with the Securities and Exchange Commission on December 29, 2008, the Company had anticipated that as of December 31, 2008 it would be in default with respect to certain loan covenants under the Credit Agreement.  On January 20, 2009, the Company determined that as of December 31, 2008 it was not in compliance with certain covenants under the Credit Agreement regarding the Company's financial condition, including covenants requiring that the Company's tangible net worth shall not be less than $5,000,000 and that the Company's EBITDA coverage ratio shall not be less than 1.50 to 1.00 as of each fiscal quarter end.  The Company is in compliance with the Credit Agreement provisions for required payments to the Bank, and is seeking a waiver from the Bank of the financial covenants non-compliance.

                Under the Credit Agreement, the Bank provided a $1,100,000 loan to the Company which is to be repaid in installments, with the final payment due on May 1, 2015.  The Credit Agreement provides that upon the occurrence of an event of default all outstanding debt to the Bank shall, at the Bank's option and without notice, become due and payable by the Company immediately, and that the Bank shall have the right to resort to the security for repayment of the debt.  As of December 31, 2008, $932,239 was outstanding under the loan.  Repayment of the loan is secured by all of the Company's equipment.

Item 8.01   Other Events.

The Company also reported that it is currently investigating additional funding alternatives to increase its working capital by up to $500,000 and to support the implementation of its new brand initiatives and television advertising campaign.  The Company is considering several funding options, including possible funding from certain of its principal shareholders.

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Information contained in this report, other than historical information, may be considered forward looking in nature and is subject to known and unknown risks, which may cause the Company's actual results to differ materially from results expressed or implied by the forward looking information.  These risks include such factors as the pending and uncertain nature of the Company's efforts to obtain a waiver for a loan agreement default, the pending and uncertain nature of the Company's efforts to obtain additional financing, the pending and uncertain nature of the Company's new brand initiatives, delays in developing and opening new restaurants due to adverse credit market and other economic conditions, weather, local permitting matters, increased competition, cost increases or shortages in raw food products, continued widespread adverse economic conditions and other matters discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008.  Although the Company may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: January 23, 2009	By: /s/ Boyd E Hoback
Boyd E. Hoback
President and Chief Executive Officer
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